Exhibit 99.1

ADVANCED PHOTONIX, INC. ANNOUNCES NEW BANKING RELATIONSHIP AND AN INCREASE IN CREDIT FACILITY

Ann Arbor, MI-September 29, 2008—Advanced Photonix, Inc. (AMEX: API) today announced that it has established a new credit facility with The PrivateBank and Trust Company, headquartered in Chicago, IL. As part of this new banking relationship, the Company has repaid the short term note and line of credit previously held by Fifth Third Bankcorp Trust. The new credit facility is comprised of a four year term note of approximately $1.8 million at prime plus 1%, and a three year $3 million revolving line of credit at prime plus 1%.

Richard Kurtz, President and CEO commented, “We are pleased to have established this new relationship with a strong regional bank like The PrivateBank. Given the current state of the financial industry, having close proximity to banking partners is important in our rapidly changing business environment. With this new credit facility, we have replaced our previous one year line of credit with one that extends for three years and increases the available credit to the Company from $2.5 million to $3 million. We are very pleased with our new relationship with The PrivateBank and Trust Company, both for their commitment to API in particular and to commercial lending.”

About Advanced Photonix, Inc.

Advanced Photonix, Inc.® (AMEX: API) is a leading supplier of opto-electronic solutions and Terahertz instrumentation to a global OEM customer base. Products include the patented High speed optical receivers in APD and PIN configurations and silicon Large Area Avalanche Photodiode (LAAPD), PIN photodiode and FILTRODE® detectors. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.

About The Privatebank and Trust Company

The PrivateBank and Trust Company is a growing diversified financial services company with 22 offices in nine states and more than $7 Billion in assets. Through its subsidiaries, The PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products.